Exhibit 99.1
Schrödinger Reports First Quarter 2024 Financial Results

First Quarter Total Revenue of $36.6 Million, Software Revenue of $33.4 Million

Announces FDA Clearance of Investigational New Drug Application for SGR-3515, a Novel Wee1/Myt1 Inhibitor

SGR-1505 and SGR-2921 on Track for Initial Phase 1 Data Readouts in Late 2024 or 2025

New York, May 1, 2024 – Schrödinger, Inc. (Nasdaq: SDGR), whose physics-based computational platform is transforming the way therapeutics and materials are discovered, today announced financial results for the first quarter of 2024.

“Over the past year, we have witnessed unprecedented interest in computational drug discovery, and we are excited by the growing appreciation for using computation to drive pharmaceutical innovation. We are excited about the opportunities we have to increase customer adoption of our platform this year and drive revenue growth going forward,” said Ramy Farid, Ph.D., chief executive officer of Schrödinger. “We are also pleased with the continued progress of our proprietary pipeline. Today we reported FDA clearance of our IND application for SGR-3515, our novel Wee1/Myt1 inhibitor, and expect to initiate a Phase 1 clinical study in patients with solid tumors this year. Our Phase 1 clinical studies of SGR-1505 and SGR-2921 remain on track, and we look forward to reporting data from these two trials in late 2024 or 2025.”

First Quarter 2024 Financial Results
•Total revenue for the first quarter was $36.6 million, compared to $64.8 million in the first quarter of 2023. The decrease was primarily due to a large collaboration milestone payment that favorably impacted revenue in the first quarter of 2023.
•Software revenue for the first quarter increased 3.7% to $33.4 million, compared to $32.2 million in the first quarter of 2023. The increase reflects a growing contribution from hosted licenses, partially offset by multi-year agreements signed in the first quarter of 2023.
•Drug discovery revenue was $3.2 million for the first quarter, compared to $32.6 million in the first quarter of 2023. The first quarter of 2023 included a large collaboration milestone payment associated with the progression of a collaboration project.
•Software gross margin decreased to 76% for the first quarter, compared to 78% in the first quarter of 2023, largely due to higher technology expenses.
•Operating expenses were $86.3 million for the first quarter, compared to $76.2 million for the first quarter of 2023. The increase was primarily due to higher R&D expenses.
•Other income, which includes changes in fair value of equity investments and interest income/expense, was $13.2 million for the first quarter, compared to other income of $186.0 million for the first quarter of 2023. Other income for the first quarter of 2023 included a $147.3 million gain relating to the cash distributions from Nimbus in connection with the sale of Nimbus’s TYK2 inhibitor to Takeda.
•Net loss for the first quarter was $54.7 million, compared to net income of $129.1 million in the first quarter of 2023. For the three months ended March 31, 2024, Schrödinger reported a non-GAAP net loss of $62.4 million compared to a non-GAAP net loss of $27.6 million for the three months ended March 31, 2023. A reconciliation of non-GAAP net loss to GAAP net (loss) income can be found in “Non-GAAP Information” and financial tables below.
•At March 31, 2024, Schrödinger had cash, cash equivalents, restricted cash and marketable securities of approximately $435.7 million, compared to approximately $468.8 million at December 31, 2023.

	Three Months Ended
	March 31,
	2024	2023	% Change
	(in millions)
Total revenue	$36.6	$64.8	(44)%
Software revenue	33.4	32.2	3.7%
Drug discovery revenue	3.2	32.6	(90)%
Software gross margin	76%	78%
Operating expenses	$86.3	$76.2	13%
Other income	$13.2	$186.0	—
Net (loss) income	$(54.7)	$129.1	—

2024 Financial Outlook
As of May 1, 2024, Schrödinger maintained its financial guidance for the fiscal year ending December 31, 2024:
•Software revenue growth is expected to range from 6% to 13%.
•Drug discovery revenue is expected to range from $30 million to $35 million.
•Software gross margin is expected to be similar to software gross margin for the full year 2023.
•Operating expense growth in 2024 is expected to range from 8% to 12%.
•Cash used for operating activities in 2024 is expected to be above cash used for operating activities in 2023.

For the second quarter of 2024, software revenue is expected to range from $31 million to $33 million.
Key Highlights
Platform
•In March, Schrödinger launched LiveDesign Biologics, an enterprise cloud-based, informatics solution that allows drug discovery teams designing biologics to centralize access to computational modeling tools and data in a single interface. LiveDesign Biologics builds on Schrödinger’s existing LiveDesign offering, which is primarily focused on integrating tools and data for the design of small molecules.

•In March, Schrödinger presented the discovery of SGR-1505, its MALT1 inhibitor, during the First Time Disclosure Session at the American Chemical Society Spring 2024 Meeting. The presentation provided an overview of how Schrödinger leveraged its computational platform at scale to discover SGR-1505. Schrödinger’s platform enabled vast exploration of chemical space, evaluating 8.2 billion compounds, allowing Schrödinger to synthesize only 78 of the most promising molecules in the lead series, and identify SGR-1505 in approximately 10 months.

•Schrödinger is accelerating the validation of computational predictive models of off-target drug activity. There is an emerging requirement for such models to predict drug toxicity risks before animal or human studies are initiated. Schrödinger is exploring the deployment of its core technologies and capabilities, at scale, to provide computational solutions to meet these requirements. The company’s recent advances characterizing the structure of key proteins such as hERG (recently published in Cell) and cytochrome P450 enzymes are examples of these efforts.

Proprietary Pipeline

•Today, Schrödinger also announced that the U.S. Food and Drug Administration (FDA) cleared the investigational new drug (IND) application for SGR-3515, its Wee1/Myt1 inhibitor. Schrödinger expects to initiate a Phase 1 dose-escalation trial of SGR-3515 in patients with solid tumors in the third quarter of 2024.

•The company is advancing the Phase 1 dose-escalation study of SGR-1505, its MALT1 inhibitor, in patients with relapsed/refractory B-cell malignancies, and enrollment is ongoing in the U.S. and EU. The company expects to report initial data from this study in late 2024 or 2025.

•Schrödinger also continues to advance its Phase 1 study of SGR-2921, its CDC7 inhibitor, in patients with acute myeloid leukemia (AML) or myelodysplastic syndrome. Patient enrollment is ongoing in the U.S., and the company expects to report initial data from the study in late 2024 or 2025.
•Today Schrödinger announced that the rights to the SOS1 inhibitor discovered and developed as part of the collaboration with Bristol Myers Squibb have reverted to Schrödinger based on portfolio prioritization decisions at BMS. In 2023, Schrödinger completed and delivered a development candidate, and BMS had been conducting IND-enabling studies.

•Schrödinger is progressing its discovery pipeline, including programs targeting EGFRC797S, PRMT5-MTA and NLRP3. The company continues to anticipate submitting at least one IND in 2025.

Webcast and Conference Call Information
Schrödinger will host a conference call to discuss its first quarter 2024 financial results on Wednesday, May 1, 2024, at 4:30 p.m. ET. The live webcast can be accessed under “News & Events” in the investors section of Schrödinger’s website, https://ir.schrodinger.com/news-and-events/event-calendar. To participate in the live call, please register for the call here. It is recommended that participants register at least 15 minutes in advance of the call. Once registered, participants will receive the dial-in information. The archived webcast will be available on Schrödinger’s website for approximately 90 days following the event.

Non-GAAP Information
Included in this press release is certain financial information that has not been prepared in accordance with generally accepted accounting principles in the United States (GAAP). The company presents non-GAAP net income (loss) and non-GAAP net income (loss) per share, which exclude gains and losses on equity investments, changes in fair value of equity investments, and income tax benefits and expenses. Adjusting net income to exclude the impact of these items results in a financial presentation for the company without the impact of our equity investments and tax benefits and expenses. Management believes non-GAAP net income (loss) and non-GAAP net income (loss) per share are useful measures for investors, taken in conjunction with the company’s GAAP financial statements because they provide greater period-over-period comparability with respect to the company’s operating performance, by excluding non-cash mark-to-market and other valuation adjustments for the company’s equity investments, non-recurring cash distributions from the company’s equity investments and the tax impact of these distributions that are not reflective of the ongoing operating performance of the business. However, the non-GAAP measures should be considered only in addition to, not as a substitute for or as superior to, net income (loss) and net income (loss) per share or other financial measures prepared in accordance with GAAP.

Other companies in Schrödinger’s industry may calculate non-GAAP net income (loss) and non-GAAP net income (loss) per share differently than we do, limiting their usefulness as comparative measures. For a reconciliation of non-GAAP net income (loss) and non-GAAP net income (loss) per share to GAAP net income (loss) and GAAP net income (loss) per share, respectively, please refer to the tables at the end of this press release.

About Schrödinger
Schrödinger is transforming the way therapeutics and materials are discovered. Schrödinger has pioneered a physics-based computational platform that enables discovery of high-quality, novel molecules for drug development and materials applications more rapidly and at lower cost compared to traditional methods. The software platform is licensed by biopharmaceutical and industrial companies, academic institutions, and government laboratories around the world. Schrödinger’s multidisciplinary drug discovery team also leverages the software platform to advance a portfolio of collaborative and proprietary programs to address unmet medical needs.
Founded in 1990, Schrödinger has approximately 850 employees and is engaged with customers and collaborators in more than 70 countries. To learn more, visit www.schrodinger.com, follow us on LinkedIn and Instagram, or visit our blog, Extrapolations.com.

Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 including, but not limited to those statements regarding Schrödinger’s expectations about the speed and capacity of its computational platform, its financial outlook for the fiscal year ending December 31, 2024 and second quarter ending June 30, 2024, its plans to continue to invest in research and its strategic plans to accelerate the growth of its software licensing business and advance its collaborative and proprietary drug discovery programs, the long-term potential of its business, its ability to improve and advance the science underlying its platform, the initiation, timing, progress, and results of its proprietary drug discovery programs and product candidates and the drug discovery programs and product candidates of its collaborators, the clinical potential and favorable properties of its CDC7, MALT1, and Wee1 inhibitors, including SGR-1505, SGR-2921, and SGR-3515, the clinical potential and favorable properties of its collaborators’ product candidates, the expected timeline for submitting investigational new drug applications, as well as expectations related to the use of its cash, cash equivalents and marketable securities. Statements including words such as “aim,” “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “goal,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and statements in the future tense are forward-looking statements. These forward-looking statements reflect Schrödinger’s current views about its plans, intentions, expectations, strategies and prospects, which are based on the information currently available to the company and on assumptions the company has made. Actual results may differ materially from those described in these forward-looking statements and are subject to a variety of assumptions, uncertainties, risks and important factors that are beyond Schrödinger’s control, including the demand for its software platform, its ability to further develop its computational platform, its reliance upon third-party providers of cloud-based infrastructure to host its software solutions, factors adversely affecting the life sciences industry, fluctuations in the value of the U.S. dollar and foreign currencies, its reliance upon its third-party drug discovery collaborators, the uncertainties inherent in drug development and commercialization, such as the conduct of research activities and the timing of and its ability to initiate and complete preclinical studies and clinical trials, whether results from preclinical studies will be predictive of the results of later preclinical studies and clinical trials, uncertainties associated with the regulatory review of IND submissions, clinical trials and applications for marketing approvals, the ability to retain and hire key personnel and other risks detailed under the caption “Risk Factors” and elsewhere in the company’s Securities and Exchange Commission filings and reports, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the Securities and Exchange Commission on May 1, 2024, as well as future filings and reports by the company. Any forward-looking statements contained in this press release speak only as of the date hereof. Except as required by law, Schrödinger undertakes no duty or obligation to update any forward-looking statements contained in this press release as a result of new information, future events, changes in expectations or otherwise.

Contacts:
Matthew Luchini (Investors)
Schrödinger, Inc.
matthew.luchini@schrodinger.com
917-719-0636

Allie Nicodermo (Media)
Schrödinger, Inc.
allie.nicodermo@schrodinger.com
480-251-3144

Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except for share and per share amounts)

	Three Months Ended March 31,
	2024	2023
Revenues:
Software products and services	$33,415	$32,213
Drug discovery	3,183	32,569
Total revenues	36,598	64,782
Cost of revenues:
Software products and services	7,976	7,115
Drug discovery	9,732	11,974
Total cost of revenues	17,708	19,089
Gross profit	18,890	45,693
Operating expenses:
Research and development	50,611	40,741
Sales and marketing	10,171	9,145
General and administrative	25,541	26,308
Total operating expenses	86,323	76,194
Loss from operations	(67,433)	(30,501)
Other income:
Gain on equity investments	—	147,322
Change in fair value	8,137	35,737
Other income	5,028	2,937
Total other income	13,165	185,996
(Loss) income before income taxes	(54,268)	155,495
Income tax expense	456	26,359
Net (loss) income	$(54,724)	$129,136
Net (loss) income per share of common and limited common stockholders, basic:	$(0.76)	$1.81
Weighted average shares used to compute net (loss) income per share of common and limited common stockholders, basic:	72,291,134	71,467,097
Net (loss) income per share of common and limited common stockholders, diluted:	$(0.76)	$1.75
Weighted average shares used to compute net (loss) income per share of common and limited common stockholders, diluted:	72,291,134	73,818,611

Condensed Consolidated Balance Sheets (Unaudited)
(in thousands, except for share and per share amounts)

Assets	March 31, 2024	December 31, 2023
Current assets:
Cash and cash equivalents	$130,236	$155,315
Restricted cash	4,638	5,751
Marketable securities	300,843	307,688
Accounts receivable, net of allowance for doubtful accounts of $130 and $220	19,839	65,992
Unbilled and other receivables, net for allowance for unbilled receivables of $130 and $100	25,781	23,124
Prepaid expenses	12,349	9,926
Total current assets	493,686	567,796
Property and equipment, net	26,133	23,325
Equity investments	91,387	83,251
Goodwill	4,791	4,791
Right of use assets - operating leases	118,578	117,778
Other assets	3,187	6,014
Total assets	$737,762	$802,955
Liabilities and Stockholders' Equity:
Current liabilities:
Accounts payable	9,974	$16,815
Accrued payroll, taxes, and benefits	19,549	31,763
Deferred revenue	49,497	56,231
Lease liabilities - operating leases	16,927	16,868
Other accrued liabilities	10,560	11,996
Total current liabilities	106,507	133,673
Deferred revenue, long-term	8,016	9,043
Lease liabilities - operating leases, long-term	108,988	111,014
Other liabilities, long-term	545	667
Total liabilities	224,056	254,397
Stockholders' equity:
Preferred stock, $0.01 par value. Authorized 10,000,000 shares; zero shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	—	—
Common stock, $0.01 par value. Authorized 500,000,000 shares; 63,472,866 and 62,977,316 shares issued and outstanding at March 31, 2024 and December 31, 2023 , respectively	635	630
Limited common stock, $0.01 par value. Authorized 100,000,000 shares; 9,164,193 shares issued and outstanding at March 31, 2024 and December 31, 2023, respectively	92	92
Additional paid-in capital	906,193	885,973
Accumulated deficit	(393,142)	(338,418)
Accumulated other comprehensive (loss) income	(72)	281
Total stockholders' equity	513,706	548,558
Total liabilities and stockholders' equity	$737,762	$802,955

Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net (loss) income	$(54,724)	$129,136
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Gain on equity investments	—	(147,322)
Fair value adjustments	(8,137)	(35,737)
Depreciation and amortization	1,436	1,760
Stock-based compensation	12,218	10,880
Noncash investment accretion	(2,683)	(964)
Decrease (increase) in assets:
Accounts receivable, net	46,153	9,262
Unbilled and other receivables	(2,657)	(336)
Reduction in the carrying amount of right of use assets - operating leases	2,152	—
Prepaid expenses and other assets	(2,559)	(5,750)
(Decrease) increase in liabilities:
Accounts payable	(7,150)	2,468
Income taxes payable	—	25,963
Accrued payroll, taxes, and benefits	(12,214)	(11,730)
Deferred revenue	(7,761)	(11,603)
Lease liabilities - operating leases	(1,967)	(623)
Other accrued liabilities	(1,383)	3,502
Net cash used in operating activities	(39,276)	(31,094)
Cash flows from investing activities:
Purchases of property and equipment	(4,095)	(3,580)
Purchases of equity investments	—	(4,125)
Distribution from equity investment	—	111,329
Purchases of marketable securities	(37,126)	(58,823)
Proceeds from maturity of marketable securities	46,300	127,401
Net cash provided by investing activities	5,079	172,202
Cash flows from financing activities:
Issuances of common stock upon stock option exercises	392	867
Principal payments on finance leases	(14)	—
Issuance of common stock upon ATM offering, net	7,627	—
Net cash provided by financing activities	8,005	867
Net (decrease) increase in cash and cash equivalents and restricted cash	(26,192)	141,975
Cash and cash equivalents and restricted cash, beginning of period	161,066	95,717
Cash and cash equivalents and restricted cash, end of period	$134,874	$237,692

Supplemental disclosure of cash flow and noncash information
Cash paid for income taxes	$180	$86
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment in accounts payable	501	218
Purchases of property and equipment in accrued liabilities	282	86
Acquisition of right of use assets - operating leases, contingency resolution	2,848	1,820

Reconciliation of GAAP to Non-GAAP Financial Measures (Unaudited)

	Three Months Ended
	March 31,
	2024	2023
	(in thousands, except per share data)
Net (loss) income (GAAP)	$(54,724)	$129,136
Income tax expense	456	26,359
Gain on equity investment	—	(147,322)
Change in fair value	(8,137)	(35,737)
Non-GAAP net loss	$(62,405)	$(27,564)
Non-GAAP net loss per share of common and limited common stockholders, basic and diluted:	$(0.86)	$(0.39)
Weighted average shares used to compute net loss per share of common and limited common stockholders, basic and diluted:	72,291,134	71,467,097